UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2007, we and BMO Capital Markets Corp. mutually agreed to terminate a letter agreement that we had entered into with BMO on August 10, 2006. As a result, all obligations under the original letter agreement have been terminated except to maintain:

•	BMO’s confidentiality obligations to us until January 12, 2008; and

•	our obligations to BMO regarding indemnification and piggyback registration rights.

The parties also agreed to reduce the total amount of BMO’s expenses we were obligated to pay from $60,000 to $52,500.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective September 19, 2005, we entered into an employment agreement with Robert L. Edwards, under which Mr. Edwards serves as our Chief Financial Officer. The employment agreement originally provided that Mr. Edwards’ base salary was $130,000 per year. In addition, effective January 1, 2006, we granted Mr. Edwards a monthly car allowance of $500. Mr. Edwards is also entitled to three weeks of vacation, health insurance and other benefits consistent with those granted to other of our employees. The agreement is not for a specified term and may be terminated at any time by us or Mr. Edwards without penalty.

Under the employment agreement, we awarded Mr. Edwards an option under our 2005 equity incentive plan to purchase 200,000 shares of common stock at an exercise price of $2.50 per share, expiring on September 19, 2015. This option vests in four equal installments of 50,000 shares on each of the first four anniversaries of Mr. Edwards’ employment.

On April 27, 2007, our compensation committee approved an increase in Mr. Edwards’ salary from $130,000 per year to $150,000 per year, to take effect retroactively as of January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chairman and Chief Executive Officer